Exhibit 10.169

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (the "Agreement"), is made and entered into as of the 18th day of November 2005, by and between

BALELE LEISURE (PROPRIETARY) LIMITED, Registration No. 1998/002723/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the Republic of South Africa (the “Owner”)

and

CENTURY CASINOS AFRICA (PROPRIETARY) LIMITED, Registration No. 1996/010501/07, a private company duly registered and incorporated with limited liability in accordance with the company laws of the Republic of South Africa (the “Manager”)

WHEREAS, Owner operates a temporary gaming/entertainment facility situated at erf 6350 Newcastle (Extension No. 34), registration division HS in the Newcastle Transitional Local Council Area, Province of Kwazulu Natal, measuring 28,9284 hectares, held under deed of transfer no. T 1149/99; and

WHEREAS, Owner shall use its best efforts to obtain all necessary approvals from the Gaming Board of the South African Province of Kwazulu Natal and all other relevant authorities to develop and operate as soon as reasonably possible a permanent gaming/hotel/entertainment facility to be situated at a site located in Allen Street, Newcastle, Province of Kwazulu Natal [ + 25 hectare; Erf 15450 Newcastle]; and

WHEREAS, Owner has secured/controls the Facility and represents that the Facility is suitable for the development and operation of gaming/hotel/entertainment business; and

WHEREAS, Owner is seeking experience and expertise in the operation of the gaming/entertainment business to be conducted at/on the Facility; and

WHEREAS, Manager has experience and expertise in the operation and management of gaming facilities and in the gaming/hotel/entertainment business; and

WHEREAS, Owner desires to engage Manager to provide the management necessary to manage and operate the gaming/hotel/entertainment business to be conducted at/on the Facility; and

WHEREAS, Manager is willing to provide such services on behalf of and for the account of Owner on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings indicated.

1.1.	Act. The term "Act" shall mean the Gaming/Casino Act of the Province of Kwazulu Natal as well as South Africa, as the case may be, and the regulations promulgated pursuant thereto.

1.2.
Affiliate.  The term "Affiliate" shall mean a Person that directly or indirectly, or through one or more intermediaries, Controls, is Controlled by, or is under common Control with the Person in question and any stockholder or partner of any Person referred to in the preceding clause owning (i) more than fifty percent (50%) or more of such Person if such Person is a publicly traded corporation, or (ii) more than fifty percent (50%) or more of an ownership or beneficial interest in any other Person.

1.3.	Annual Operating Budget. The term "Annual Operating Budget" shall have the meaning set forth in Section 5.1.

1.4.	Annual Operating Plan. The term "Annual Operating Plan" shall have the meaning set forth in Section 5.1.

1.5.	Approval. The term "Approval" means any license, finding of suitability, qualification, approval or permit by or from any Gaming Authority.

1.6.	Approved Legal Counsel. The term "Approved Legal Counsel" shall have the meaning set forth in Section 5.17.

1.7.	Bank Accounts. The term "Bank Accounts" shall have the meaning set forth in Section 5.19.

1.8.	Books and Records. The term "Books and Records" shall have the meaning set forth in Section 5.10.

1.9.	Business Day. The term "Business Day" shall have the meaning set forth in Section 16.14.

1.10.	Capital Replacements. The term "Capital Replacements" shall have the meaning set forth in Section 5.8.

1.11.
Casino.  The term "Casino" means the casino improvements and fixtures (temporary and/or permanent), including Casino Gaming Activities, to be constructed at the Facility, consistent with the concepts set forth in the Development Plan and in accordance with the Plans and Specifications.

1.12.
Casino Bankroll. The term "Casino Bankroll" shall mean an amount of monies determined by Manager as necessary to provide cash-on-hand monies required to operate and maintain Casino Gaming Activities, but in no event shall such amount be less than the amount required by Law. In no event shall the Casino Bankroll include amounts necessary to provide for the payment of Operating Expenses, Working Capital or initial cash needs as described in Section 7.3 herein. The Casino Bankroll shall include the funds in the separate accounts in Manager's name plus any funds located on the casino tables, in the gambling devices, cages, vault, counting rooms, or in any other location in the Casino where funds may be found.

1.13.
Casino Gaming Activities. The term "Casino Gaming Activities" shall mean the casino cage, table games (such as blackjack, baccarat, roulette, craps, mini-baccarat, pai gow, poker or pai gow poker, or any other table game), gaming machines, and other casino-type games operated by Manager in the Casino.

1.14.	Century. The term "Century" shall mean Century Casinos, Inc., a Delaware, USA corporation, or any of its subsidiaries or assignees.

1.15.	Condemnation. The term "Condemnation" shall mean any taking by eminent domain, condemnation or any other governmental action.

1.16.	Consumer Price Index. The term "Consumer Price Index" shall mean the Consumer Price Index from time to time published by the relevant South African authority.

1.17.
Control. The term "Control" (including derivations such as "controlled" and "controlling") means with respect to a Person, the ownership of more than fifty percent (50%) or more of the beneficial interest or voting power of such Person.

1.18.
Credit Policy. The term "Credit Policy" means the policy prepared by Manager and approved by Owner regarding the extension and collection of credit to customers of the Casino, which Credit Policy shall be based on (i) the target markets of the Casino, (ii) the business issues involved, and (iii) such changes and refinements as Owner shall reasonably recommend, all of which shall comply and conform in all respects with any applicable Governmental Requirements (including, without limitation, the rules and regulations of the Gaming Commission).

1.19.	term "Default" shall have the meaning set forth in Section 6.1.

1.20.
Default Rate. The term "Default Rate" shall mean the lesser of (i) the reference or prime commercial lending rate in South Africa, plus two percent (2%) per annum, or (ii) the highest rate permitted by applicable Law, to the extent applicable Law establishes a maximum rate of interest which may be charged with respect to obligations of the type of questions, until paid.

1.21.	Department. The term "Department" shall have the meaning set forth in Section 5.9.

1.22.
EBITDA. The term "EBITDA" shall mean Owner's earnings before interest expense, income taxes, depreciation and amortization excluding management fees and also before any and all costs/expenses beyond the control of Manager (such as F,F&E reserve, any leasing, rental or similar costs/expenses) for the subject monthly, quarterly or annual period, as reported in the financial statements prepared by the Manager.

1.23.	Effective Date. The term "Effective Date" shall mean the execution date of this Agreement.

1.24.	Enforcement Division. The term "Enforcement Division" shall mean the relevant authority to grant casino gaming licenses.

1.25.
Environmental Damages. The term "Environmental Damages" shall mean all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time as a result of the existence of Hazardous Material upon, about, beneath the Site, or migrating or threatening to migrate to or from the Site, or the existence of a violation of Environmental Requirements pertaining to the Site, regardless of whether the existence of such Hazardous Material or the violation of Environmental Requirements arose prior to the present ownership or operation of the Site.

1.26.
Environmental Requirements. The term "Environmental Requirements" shall mean all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to public health and safety, worker health and safety and pollution and protection of the environment, all as amended or hereafter amended.

1.27.	Event of Default. The term "Event of Default" shall have the meaning set forth in Section 6.1.

1.28.	Extended Term. The term "Extended Term" shall have the meaning set forth in Section 3.1.

1.29.
Facility. The term "Facility" shall mean the temporary gaming/entertainment facility situated at erf 6350 Newcastle (Extension No. 34), registration division HS in the Newcastle Transitional Local Council Area, Province of Kwazulu Natal, measuring 28,9284 hectares, held under deed of transfer no. T 1149/99; and the permanent gaming/hotel/entertainment facility to be situated at a site located in Allen Street, Newcastle, Province of Kwazulu Natal [ + 25 hectare; Erf 15450 Newcastle];

1.30.	Facility Employee. The term "Facility Employee" shall mean any employee of Owner directed by Manager to work at the Facility or in any capacity related to the Facility.

1.31.
FF&E. The term "FF&E" shall mean all furniture, furnishings, equipment, and fixtures, including gaming equipment, computers, housekeeping and maintenance equipment, necessary or appropriate to operate the Facility in conformity with this Agreement.

1.32.
Financial Statements. The term "Financial Statements" shall mean an income statement, balance sheet and a cash flows statement, all prepared in conformity with Generally Accepted Accounting Principles and on a basis consistent in all material respects with that of the preceding period (except as to those changes or exceptions disclosed in such Financial Statements).

1.33.	Fiscal Year. The term "Fiscal Year" shall mean the period beginning on January 1 and ending on December 31 of each calendar year.

1.34.
Gaming Authorities. The term "Gaming Authorities" or "Authority" shall mean all agencies, authorities and instrumentalities of any state, nation, or other governmental entity, or any subdivision thereof, regulating gaming or related activities in South Africa, including, without limitation, the Gaming Commission and the Enforcement Division.

1.35.	Gaming Commission. The term "Gaming Commission" shall mean the Kwazulu Natal Gambling Board.

1.36.	Gaming License. The term "Gaming License" shall have the meaning set forth in Section 3.1.

1.37.
Gaming/hotel/entertainment operations. The term "Gaming/hotel/entertainment operations" shall mean all activities pertaining to the development and construction of the Casino and the Casino thereon, all Casino Gaming Activities conducted in the Casino and all activities conducted at the Facility related to any of the foregoing.

1.38.
General Laws. The term "General Laws" shall mean any statute, ordinance, promulgation, law, treaty, rule, regulation, code, judicial or administrative precedent or order of any court or other body of South Africa and any state law or subdivision thereof, any foreign countries or subdivisions thereof, and shall include all Laws.

1.39.
Generally Accepted Accounting Principles. The term "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles in all material respects as established from time to time by the American Institute of Certified Public Accountants; provided, however, that to the extent there are changes in, or there are implemented by mandates now-existing elective treatments under, Generally Accepted Accounting Principles from and after the date hereof, such changes or implementations shall not be taken into consideration for purposes of defining the term EBITDA.

1.40.
Governmental Authority. The term "Governmental Authorities" or "Authority" means South Africa, Province of Kwazulu Natal and any other political subdivision in which the Facility is located, and any court or political subdivision, agency, commission, board or instrumentality or officer thereof, whether federal, state, local, having or exercising a jurisdiction over Owner, Manager or the Facility, including, without limitation, any Gaming Authority.

1.41.
Governmental Requirements. The term "Governmental Requirements" means all Laws and agreements with any Governmental Authority that are applicable to the acquisition, development, construction and operation of the Facility and including, without limitation, the Purchase, all Required Contracts, Approvals and any rules, guidelines or restrictions created by or imposed by Governmental Authorities (including, without limitation, any Gaming Authority).

1.42.
Gross Casino Revenue. The terms “Gross Gaming Revenue” and "Gross Casino Revenue" shall mean all gross revenues generated by or in the Casino, including gaming receipts less all sums paid out as winnings in connection therewith.

1.43.
Hazardous Materials. The term "Hazardous Materials" shall mean without limitation: (i) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, (ii) petroleum, including, without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iii) any radioactive material, including, without limitation, any source, special nuclear, or by-product material, and (iv) asbestos in any form or condition.

1.44.	Initial Term. The term "Initial Term" shall have the meaning set forth in Section 3.1.

1.45.
Law. The term "Law" means any statute, ordinance, promulgation, law, treaty, rule, regulation, code, judicial or administrative precedent or order of any court or any other Governmental Authority, as well as the orders or requirements of any local board of fire underwriters or any other body which may exercise similar functions.

1.46.
Major Casualty. The term "Major Casualty" shall mean any casualty or accident which prevents or substantially impairs the conduct of the Facility's business and the ability to earn or generate revenues and income or its ability to make payments under the Purchase.

1.47.
Major Condemnation. The term "Major Condemnation" shall mean any Condemnation which prevents or substantially impairs the conduct of the Facility and the ability to earn or generate revenues and income and/or its ability to make payments under the Purchase.

1.48.	Management Fee. The term "Management Fee" shall have the meaning set forth in Section 4.1.

1.49.	Manager Denial. The term "Manager Denial" shall have the meaning set forth in Section 8.3.

1.50.	Manager Indemnitees. The term "Manager Indemnitees" shall have the meaning set forth in Section 14.2.

1.51.
Manager Operating Permits. The term "Manager Operating Permits" shall mean all licenses, permits, approvals, consents and authorizations which Manager is required to obtain from any Governmental Authority to perform and carry out its obligations under this Agreement.

1.52.	Manager's Advances. The term "Manager's Advances" shall have the meaning set forth in Section 7.7.

1.53.	Manager's Default. The term "Manager's Default" shall mean those occurrences described in Section 6.2.

1.54.	Minor Casualty. The term "Minor Casualty" shall mean any casualty or accident other than a Major Casualty.

1.55.	Minor Condemnation. The term "Minor Condemnation" shall mean any Condemnation other than a Major Condemnation.

1.56.	Net Gaming Proceeds. The term “Net Gaming Proceeds” shall have the exact same meaning as “Gross Gaming Revenue”.

1.57.
Operating Expenses. The term "Operating Expenses" shall mean those reasonable operating expenses, including payroll, marketing and administration incurred on behalf of Owner after the Opening Date in connection with conducting and operating the Facility, computed on an accrual basis, deductible under Generally Accepted Accounting Principles in determining "Operating Income" (as defined in casino industry practice) for purpose of preparing a statement of operations for the Facility. VAT and other taxes shall not be included in Operating Expenses. Further, Operating Expenses shall not include depreciation or amortization with respect to the Facility or the F, F&E, Debt Service or Capital Replacements deposits.

1.58.
Operating Guidelines. The term "Operating Guidelines" means the general guidelines for the operation of the Facility which shall be prepared by Manager and shall be included in and constitute a part of each Annual Operating Plan. Operating Guidelines shall include the Credit Policy, Manager's policies regarding (i) restricting access to the Casino to those under the legal age for gaming in South Africa, (ii) assisting compulsive gamblers, and (iii) employee travel, employee expense reimbursement and employee gambling at the Casino.

1.59.	Operating Permits. The term "Operating Permits" shall mean Manager Operating Permits and Owner Operating Permits.

1.60.
Operating Supplies. The term "Operating Supplies" shall mean gaming supplies, paper supplies, cleaning materials, food and beverage, fuel, marketing materials, maintenance supplies, linen, china, glassware, silverware, kitchen utensils, uniforms and all other consumable supplies and materials used in the operation of the Facility.

1.61.	Owner Denial. The term "Owner Denial" shall have the meaning set forth in Section 8.1.

1.62.	Owner Indemnitees. The term "Owner Indemnitees" shall have the meaning set forth in Section 14.1.

1.63.
Owner Operating Permits. The term "Owner Operating Permits" shall mean all licenses, permits, approvals, consents and authorizations from Governmental Authorities that are necessary to own, develop, open, operate and occupy the Facility other than Manager Operating Permits and the Construction Permits.

1.64.	Owner's Advances. The term "Owner's Advances" shall mean the amounts to be advanced by Owner to Manager pursuant to Section 7.1.

1.65.	Owner's Default. The term "Owner's Default" shall have the meaning set forth in Section 6.3.

1.66.
Person. The term "Person" shall mean any individual, partnership, corporation, association or other entity, including, but not limited to, any government or agency or subdivision thereof, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

1.67.
Pre-Opening Budget. The term "Pre-Opening Budget" shall mean the budget of expenses to be incurred prior to the Opening Date pursuant to Section 6.1 of the Agreement and with respect to any other provision of the Agreement pertaining to the period prior to the Opening Date. Such expenses shall include, without limitation, all budgeted expenses incurred by Manager or by any of Manager's Affiliates in performing the Pre-Opening Services, the cost of recruitment and training for all employees of the Facility, costs of licensing or other qualification of Facility employees prior to the Opening Date, the cost of pre-opening sales, marketing, advertising, promotion and publicity, the cost of obtaining all Construction Permits and Owner Operating Permits, permits for employees, including the fees of lawyers and other consultants incident thereto, and other Pre-Opening Expenses.

1.68.	Property Insurance. The term "Property Insurance" shall have the meaning set forth in Section 12.2.

1.69.	Purchase. The term "Purchase" shall mean the Purchase or lease agreement for the Site.

1.70.	Required Coverage. The term "Required Coverage" shall have the meaning set forth in Section 12.1.

1.71.	Senior Staff. The term "Senior Staff" shall have the meaning set forth in Section 5.4.

1.72.	Site. The term "Site" shall have the meaning set forth in the "WHEREAS" clause of this Agreement.

1.73.	Term. The term "Term" shall mean the Initial Term and any Extended Term for which the option to extend as provided in the Agreement has been properly exercised.

1.74.	Unavoidable Delay. The term "Unavoidable Delay" shall have the meaning set forth in Article 11.

1.75.
Working Capital. The term "Working Capital" shall mean such amount in the Bank Accounts as will be sufficient to reasonably assure the timely payment of all current liabilities of the Facility and the uninterrupted and efficient operation of the Facility during the Term of this Agreement to permit Manager to perform its responsibilities and obligations hereunder, all as contemplated by the applicable Annual Operating Plan with reasonable reserves for unanticipated contingencies and for short term business fluctuations resulting from monthly variations between the Annual Operating Plan and actual operating expenses.

2.	APPOINTMENT OF MANAGER

2.1.
Appointment.  Owner hereby appoints, hires and employs Manager, as Owner's exclusive agent, to manage the gaming/hotel/entertainment operations on behalf of and for the account of Owner during the term of this Agreement. Manager hereby accepts such appointment upon and subject to the terms, conditions, covenants and provisions set forth herein.

2.2.
No Interference. Owner hereby agrees that, subject to the limitations described herein, Manager shall have uninterrupted control and supervision of the management of the gaming/hotel/entertainment operations during the Term of this Agreement, and that Manager may manage the gaming/hotel/entertainment operations free of molestation, eviction or disturbance by Owner or any third party claiming by, through or under Owner.

2.3.
Employment of Affiliates. Manager may, acting in its sole discretion in the best interests of Owner, employ or retain as consultants or agents any of Manager's Affiliates, or any other entity or Person related to Manager, in fulfilling its obligations pursuant to this Agreement; provided, however, that Manager shall disclose all transactions with any entity related to Manager, as required by Generally Accepted Accounting Principles on the quarterly financial statements required under Section 5.11. All such service agreements shall be on economic terms comparable with agreements negotiated on an arms-length basis and subject to Owner’s approval.

2.4.
Notwithstanding anything to the contrary contained in this agreement, the Manager shall not administer or procure the administration of any affairs of Owner which are specifically designated to be the sole prerogative of the board of directors of Owner.

3.	TERM OF AGREEMENT

3.1.
Term. The Agreement shall commence on the Closing Date of the Sale of Shares Agreement, entered into as of the 18th day of October 2005, by and between Chicory Investments (Pty) Limited, Dynamo Investments Limited, Harvest Moon Investment Holdings (Pty) Limited, Izulu Gaming (Pty) Limited, Khulani Holdings Limited, Libalele Leisure (Pty) Limited, Malesela Gaming (Pty) Limited, Oakland Leisure-Newcastle (Pty) Limited, Purple Rain (Pty) Limited, Ruvuma Investment (Pty) Limited, Saphila Health Investments (Pty) Limited, Sky Props (Pty) Limited, Viva Leisure Investment Holdings (Pty) Limited, The Viva Trust and Century Casinos Africa (Pty) Limited, and remains in force while the Manager owns shares in the Company and is only subject to notice of termination by the manager, at the manager’s sole discretion, on not less than 6 (six) months written notice.

3.2.
Effect of Termination. All sums owed by either party to the other shall be paid immediately upon termination of this Agreement. In the event of any termination of this Agreement, Owner shall, notwithstanding such termination, be liable to Manager for the fees earned and reasonable out-of-pocket expenses incurred by Manager in conformity with this Agreement prior to such termination as follows: (i) any unpaid accrued portion of the Management Fee and Manager's Advances (including any unpaid accrued interest thereon), if any, plus (ii) all reimbursable costs to Manager which were properly incurred prior to termination in connection with the performance of Manager's obligations in conformity with this Agreement. If the termination of this Agreement is a consequence of Owner's Default, Owner shall also be liable to Manager for all reasonable costs (including, but not limited to, severance pay or settlements and moving expenses of Manager's employees, if any, and any attorney's fees, expenses, and losses as the result of such severance) incurred as a direct result of Owner's Default. If the termination of this Agreement is a consequence of Manager's Default, Manager shall not have the right to collect any amounts due Manager under this Section 3.2 from the Bank Accounts. In such event, Owner shall pay Manager within five (5) Business Days of the date of termination the amounts owed Manager described in clauses (i) and (ii) above through the date of termination.

3.3.
Survival of Representations and Indemnifications. Notwithstanding anything contained herein to the contrary, the parties acknowledge that the representations, covenants and indemnifications set forth in Articles 9, 12, 14 and Sections 16.2, 16.6, 16.8 and 16.9 shall survive the termination or expiration of this Agreement. All amounts due and payable from either party to the other shall survive the termination of this Agreement.

4.	FEE; EXPENSES

4.1.
Management Fee. During the Term of this Agreement, Manager shall be paid the Management Fee set forth herein. Failure to pay the Management Fee in accordance with the time periods set forth in this Agreement shall constitute a breach of this Agreement.

4.2.	Calculation of Management Fee. The Management Fee shall be equal to:

4.2.1.	3,75% (Three comma seven five percent) of the total gross revenues (excluding VAT and any other taxes) generated by the company or generated on the Facility, for the applicable Fiscal Year, plus
4.2.2.	7,5% (Seven comma five percent) of the company’s EBITDA for the applicable Fiscal Year.

4.3.
Time of Payment of Management Fee. All out-of-pocket costs and expenses incurred by Manager shall be invoiced to Owner and Owner shall pay these amounts to Manager within ten days. The fee described in 4.2. above shall be paid from Owner to Manager on the fifth (5th) day of each month, for the preceding month. The aggregate of the Management Fees so paid monthly shall be adjusted within 120 (one hundred and twenty) days of the end of each Fiscal Year. A partial Fiscal Year at the beginning and end of this Agreement shall be treated as a Fiscal Year for purposes of this Section 4.3. Owner hereby authorizes Manager to pay itself the monthly Management Fee due from the Bank Accounts. Owner shall pay all applicable taxes or fees on the Management Fee. For the last month of the term of this Agreement, Owner shall pay Manager the Management Fee directly. The fee in 4.2.2. shall not take into account any losses carried forward from any prior financial year and shall not take paid or payable management fees into account.

4.4.	Place of Payment of Management Fee. It shall be Owner's obligation to ensure that the Management Fees are paid to Manager at such account as may be determined by Manager from time to time.

4.5.
Expenses. In addition to the Management Fee, within ten (10) Business Days after presentation of expense vouchers or billing invoices, as the case may be, Owner shall reimburse Manager on a monthly basis for (i) all documented expenses properly incurred under this Agreement by Manager, its officers and employees and/or agents in rendering the services provided for in this Agreement, and (ii) all amounts billed to Manager by Persons for such Persons' reasonable fees, charges, costs and expense properly incurred under this Agreement in connection with Manager's performance of its duties hereunder. Notwithstanding the foregoing, all Operating Expenses shall be paid directly from the Bank Accounts pursuant to Section 7.19 herein. Any amounts not reimbursed within ten (10) business days shall bear interest at the Default Rate. No expenses payable to Manager’s Affiliates shall be paid out without Owner prior consent.

5.	FACILITY OPERATIONS

5.1.	Annual Operating Plan and Budget.

5.1.1.
On or before the forty-fifth (45th) day preceding the first day of each Fiscal Year subsequent to the Opening Date, Manager shall submit to Owner for its approval an annual operating plan for the operation of the Casino for the forthcoming Fiscal Year (each such annual operating plan that is approved by Owner is referred to herein as an "Annual Operating Plan"), which shall include an annual marketing plan, annual operating budget by month (the "Annual Operating Budget"), annual estimate of key operating statistics, annual projection of sources of cash by month, and a two (2) year projection of capital expenditures. The Annual Operating Plan shall include sufficient amounts for maintenance and repairs to keep the Facility in good operating condition. Manager will consult with Owner and the Facility Manager in preparing the Annual Operating Plan, provided that Owner and Facility Manager make their representatives readily available for such consultations.

5.1.2.
Within thirty (30) days after the date Manager submits the proposed Annual Operating Plan, Owner shall inform Manager in writing whether it disapproves of the proposed Annual Operating Plan and, if so, the specific portions thereof of which it disapproves. Any notice that disapproves a proposed Annual Operating Plan must contain reasonably detailed objections along with suggestions as to what corrective measures can be taken to make such proposed Annual Operating Plan acceptable to Owner. If Owner fails to provide written notice to Manager of its objections within thirty (30) days after the submission of the proposed Annual Operating Plan, such proposed Annual Operating Plan shall be deemed to be approved as submitted.

5.1.3.
If Owner reasonably disapproves or objects to the proposed Annual Operating Plan or any portion thereof, Manager shall endeavor to make such modifications to the Annual Operating Plan as are necessary to resolve the objections raised in Owner's notice, and within thirty (30) days of the Owner's notice, to resubmit such Annual Operating Plan for review by Owner under the terms of Section 5.1 and, if necessary, to make further revisions under this Section 5.1.

5.1.4.
If Owner's objection relates only to certain portions of the proposed Annual Operating Plan or an Annual Operating Budget contained therein, the undisputed portions of the proposed Annual Operating Plan or Annual Operating Budget shall be deemed to be adopted and approved. With respect to objectionable items in any proposed Annual Operating Budget, prior to the adoption of a new Annual Operating Budget, the corresponding item contained in the Annual Operating Budget for the preceding Fiscal Year shall be substituted in lieu of the disputed portions of the proposed Annual Operating Budget, excluding, however, line items in the previous Annual Operating Budget for extraordinary expenses or revenues. In any instance where a portion of an Annual Operating Budget from a preceding Fiscal Year is deemed to be applicable to the Annual Operating Budget in effect until a new Annual Operating Budget is fully approved, corresponding items contained in the Annual Operating Budget for the preceding Fiscal Year shall be automatically adjusted by a percentage equal to the percentage change in the Consumer Price Index during the preceding Fiscal Year. Such calculation of percentage change in the Consumer Price Index shall be made by Manager based upon the most recently published Consumer Price Index data at the time the calculation is made.

5.1.5.
If Owner and Manager are unable to agree on the amount of any capital expenditure or reserve item in an Annual Operating Budget, only those capital expenditures (or the undisputed amount when the amount is in dispute) with respect to which Owner and Manager have reached an agreement that are approved by Owner or are required to be made by any Governmental Authority shall be made until Owner and Manager otherwise agree on the terms of such Annual Operating Budget or the matter is decided by arbitration. The Annual Operating Plan will be appropriately adjusted to reflect the effect of any delay in capital expenditures.

5.1.6.
Each proposed Annual Operating Plan shall be prepared by Manager based on the actual and projected results of the current Fiscal Year, the standard of maintaining the Facility in good operating condition, information with respect to possible occurrences which may impact the marketing and/or operation of the Facility in the future, changes from the previous Fiscal Year results, reasonable predictions for the future and such other information and assumptions that shall be reasonable under the circumstances.

5.1.7.
Except as otherwise provided in Sections 5.22 or 5.23, Manager shall not, without Owner's prior written consent, incur any expenses or make any disbursements that are either not provided for in an Annual Operating Budget or are in excess of one hundred and fifty percent (150%) of the amount approved for a particular item in such Annual Operating Budget unless otherwise permitted by Sections 5.22 or 5.23. Any request by Manager to make any expenditure or incur any obligation in excess of one hundred fifty percent (150%) of an amount set forth in the Annual Operating Budget contained in the applicable Annual Operating Plan or which falls into any category of expenditures which is required by any Law to have the prior approval of Owner, shall be submitted to Owner in writing with an explanation of such expenditure. Owner shall respond to any request within fifteen (15) days after the receipt thereof. If Owner fails to respond within such fifteen (15) day period, the proposed expenditure shall be deemed approved.

5.2.
Contracts and Expenses. Manager may make, enter into and perform, in the name of, for the account of, on behalf of, and at the expense of Owner, any contracts and agreements provided for under this Agreement and each Annual Operating Plan and Annual Operating Budget, so long as Manager has complied with all the requirements of this Agreement with respect to such contracts and agreements. All costs and expenses incurred by Manager or an Affiliate of Manager in accordance with this Agreement, the Annual Operating Plan and the Annual Operating Budget shall be for and on behalf of Owner and for Owner's account. All debts and liabilities incurred by Manager under this Agreement to third parties on behalf of either Owner or the Facility are and shall remain the sole obligations of Owner. Manager shall use commercially reasonable efforts to promote and enforce the goals of the Advancement Plan by Owner's contractors, to the extent required by the Advancement Plan.

5.3.
Recruitment. Manager shall establish and implement procedures, techniques, and programs consistent with all applicable rules and regulations, the Annual Operating Plan, the Annual Operating Budget and the Advancement Plan to recruit, screen, evaluate, hire, orient and train qualified applicants to become Facility Employees. Manager shall have the sole authority to recruit, hire, provide orientation to, train, supervise, promote, determine the compensation of, and discharge all Facility Employees.

5.4.
Manager's Personnel Decisions. Manager shall have the authority to recruit, hire, provide orientation to, train, supervise, promote, determine the compensation of, and discharge all personnel, including all management personnel (“Senior Staff”) at the Facility on behalf of Owner. Except as otherwise decided by Manager, all of the Senior Staff shall be employees of Owner. Regardless of whether they are employed by Owner or Manager, expenses and costs pertaining to the employment of the Senior Staff, including without limitation, affiliate incentive and stock plans, severance pay and the costs of retirement benefits pertaining to such persons, shall be Operating Expenses of the Facility and reimbursed to Manager on a current basis.

5.5.
Union Contracts. Manager shall assist Owner to negotiate with any labor union lawfully entitled to represent the Facility Employees. All decisions regarding union contracts applicable to the Facility shall be made by Manager.

5.6.
Payroll Checks. Payroll checks for all Facility Employees shall be in a form, contain such identifications and be signed by persons specified by Owner (provided such checks shall not identify Manager without Manager's consent).

5.7.	Financial Management. Manager shall be responsible for the administration of the day-to-day financial affairs of the Facility.

5.8.	Capital Replacements.

5.8.1.
Manager shall have the responsibility and sole authority to plan, contract for, account for and supervise all capital replacements and improvements to the Casino and the Facility or any portion thereof (collectively "Capital Replacements") that are contemplated in any Annual Operating Plan. Manager shall have the right to approve plans and specifications and select architects, engineers, general contractors, subcontractors, suppliers, and material men with respect to Capital Replacements, taking into consideration the criteria set forth in the Development Plan and all Annual Operating Plans. Any changes in the Casino structure itself or the structure of any of the buildings located at the Facility shall comply with any requirements in the Purchase, or any Governmental Requirements. Manager shall adhere to the Owner's empowerment policies when contracting for such services.

5.8.2.
Manager shall have the right to supervise the general contractor or other person responsible for the Capital Replacements work. To the extent the proposed Capital Replacements will have a material adverse effect on the operation of the Facility during the performance of the work, the plans and specifications applicable thereto shall comply with the terms of the Purchase and any applicable Governmental Requirements.

5.9.
Revisions to Annual Operating Plan and Reallocations of Funds. If, after approval of an Annual Operating Plan for a particular Fiscal Year, in Manager's reasonable business judgment, revisions to the Annual Operating Plan are appropriate, Manager shall revise the Annual Operating Plan and submit such revised Annual Operating Plan to Owner for approval in accordance with the procedures set forth in Section 5.1. Owner shall have the right to suggest revisions to the Annual Operating Plan subject to Manager's approval with disagreements being resolved as set forth in Section 5.1. Manager, without Owner's consent, may reallocate all or any portion of any line item in an Annual Operating Budget to another item in the same Department in an amount not to exceed fivehundred thousand Rands (R500,000) in the aggregate in any Fiscal Year but may not reallocate from one Department to another without Owner's approval. The term "Department" means those general divisional categories in the Annual Operating Budgets and shall not mean or refer to subcategories appearing in a divisional category. Manager shall not make any payments or disbursements in excess of one hundred fifty percent (150%) of the Department or total operating expense amounts in an Annual Operating Plan, except as follows:

5.9.1.	Pursuant to Sections 5.22 or 5.23;

5.9.1.1.
If expenditures for Operating Expenses bear the same relationship (ratio) to the amount budgeted for such items as actual gross revenue for such month bears to the projected gross revenue for such month (provided that any increase in Operating Expenses is, in Manager's reasonable business judgment, a necessary consequence of the increase in gross revenue);

5.9.1.2.	Any expenditures for which written approval in advance has been obtained from Owner;

5.9.1.3.	For taxes, insurance and utilities to reflect actual costs thereof, subject to Owner's right to contest the validity of such items; and

5.9.1.4.	For payment of any final judgment in litigation involving the Facility.

5.10.
Accounting Records. During the Term of this Agreement, Manager shall maintain full and adequate books of account and records ("Books and Records") reflecting the results of the operation of the Casino on an accrual basis, all in accordance with Generally Accepted Accounting Principles consistently applied in all material respects. The Books and Records shall be kept separate and distinct from all other operations and businesses of Manager or Affiliates of Manager. Manager shall keep all Books and Records, including, without limitation, current vendor invoices, payroll records, general ledgers, credit transactions and other records relating to the Casino at the Facility or at such other location as shall be approved by Owner in writing, subject to such record retention and storage policies and access rights required by any Gaming Authority and any other applicable Governmental Requirements. All such Books and Records shall at all times be the property of Owner and shall not be removed from the Facility or other approved location by Manager without Owner's written approval except as required by General Laws. Upon any termination of this Agreement, all Books and Records shall immediately by turned over to Owner so as to ensure the orderly continuance of the operation of the Facility, but (i) Manager may make and retain copies of all or any portion of the Books and Records needed for its own record keeping and (ii) such Books and Records shall be available to Manager for a period of five years after termination of this Agreement at all reasonable times for inspection, audit, examination and transcription of particulars relating to the period in which Manager managed the Facility.

5.11.
Financial Statements; Meetings. Manager shall provide Owner with reasonably accurate unaudited Financial Statements of the Casino sixty (60) days after the end of each calendar quarter. The annual Financial Statements shall be audited by Owner's auditors at Owner's expense and provided to Owner within ninety (90) days after the end of the Fiscal Year. In addition, Manager shall provide Owner with daily results (including cash drop) for all games and with a copy of Manager’s monthly casino report.

5.12.
Access, Review and Audit. Owner (or its duly appointed agents) and any Gaming Authority (as permitted by Law) shall have the right at reasonable times and during normal business hours, after reasonable written notice to Manager, to examine, audit, inspect and transcribe the Book and Records. With respect to such reviews, Owner and its respective agents shall be subject to the confidentiality covenants in Section 16.8.

5.13.
Limitation of Responsibility for Annual Operating Budgets. All Annual Operating Budgets are intended only to be reasonable estimates based on Manager's best business judgment and Manager shall not be liable or responsible in any event if any of the budgeted figures are not attained or there is any variance between the actual revenues and expenditures and the amounts set forth in any Annual Operating Budgets. Owner acknowledges that Manager has not made any guarantees, warranty or representation of any nature concerning or related to the amounts of Gross Gaming Revenue to be generated and Operating Expenses to be incurred from the operation of the Facility during the Term of this Agreement.

5.14.
Management. Subject at all times to the Operating Guidelines and those rights of Owner specifically provided in this Agreement, Manager shall have the discretion and authority to determine operating policies and procedures, standards of operation, staffing levels and organization, win payment arrangements, standards of service and maintenance, food and beverage quality and service, pricing, and other policies affecting the Facility, or the operation thereof, to implement all such policies and procedures, and to perform any act on behalf of Owner which Manager deems necessary or desirable in its good faith business judgment for the operation and maintenance of the Facility on behalf, for the account and at the expense of Owner, including but not limited to the following, as applicable:

5.14.1.
Manager shall negotiate and consummate such agreements necessary for the furnishing of utilities, services, security, and supplies for the maintenance of utilities, services, security, and supplies for the maintenance and operation of the Facility.

5.14.1.1.	If consistent with the Development Plan, Manager may negotiate and grant concessions and purchases for space in the Facility.

5.14.1.2.	Manager shall have sole authority to make all repairs, replacements, and improvements which are necessary or appropriate.

5.14.2.	Manager shall report directly to the Board of Directors of Owner as well as to the Board of Directors of Century Casinos, Inc. on all matters.

5.15.	Licenses, Permits, Reports and Accreditation.

5.15.1.
Manager shall use its best efforts to apply for, process, obtain and maintain all Manager Operating Permits and, to the extent requested by Owner, Owner Operating Permits, in a manner and within the time periods that will permit the Facility to be operated on a continuous and uninterrupted basis after the Opening Date. If reasonably requested by Owner, Manager shall (i) apprise Owner of the need to renew, reapply or requalify for any Owner Operating Permits and filing any reports relating thereto or required by any Governmental Authority, and (ii) assist Owner in processing all such matters in a timely fashion. All reasonable out-of-pocket costs and expenses reasonably necessary to obtain and maintain Manager Operating Permits shall be reimbursable by Owner and shall constitute Operating Expenses. Owner shall provide all required information for all of the above promptly upon request and such information shall be accurate.

5.15.2.
If Owner fails to apply (or fails to request that Manager apply on behalf of Owner) for a necessary Owner Operating Permit, and Manager makes a good-faith determination that such failure jeopardizes the ability to operate the Facility on a continuous and uninterrupted basis after the Opening Date, then Manager may take all necessary or desirable steps to obtain the Owner Operating Permit on behalf of Owner and Owner hereby grants Manager an irrevocable power of attorney, which Owner acknowledges is coupled with an interest, to implement the foregoing. Manager shall be reimbursed by Owner for all expenses incurred in obtaining such Owner Operating Permit.

5.16.
Government Regulations. Upon five (5) Business Days' written notice to Owner, Manager shall be permitted to contest the validity and/or application of any Law or Governmental Requirement pertaining to Gaming/hotel/entertainment operations before any court or appropriate administrative body unless Owner shall object to such action in writing during said notice period.

5.17.
Legal Actions. All matters of a legal nature involving the Facility shall be handled by legal counsel selected by Manager and approved by Owner (such legal counsel is hereinafter referred to as "Approved Legal Counsel"). Manager shall notify Owner in writing of the commencement of any legal action or proceeding concerning the Facility as soon as practicable after Manager receives actual notice of the commencement of such legal action which could reasonably be anticipated to involve liability or damage to Owner for which Manager reasonably anticipates liability. Notwithstanding the foregoing, Manager shall notify Owner immediately of any action filed against the business, the Facility, Owner, Manager or the Casino which could result in seizure of the Casino. Except with respect to those legal matters in which Owner advises Manager that it desires to be directly involved, Manager shall be responsible for retaining on behalf of Owner the Approved Legal Counsel to take any reasonable or necessary legal actions to protect the assets of the Facility and to insure compliance with the contractual obligations of others and all Governmental Requirements. In any legal action or proceeding for damages in which Owner is to be the plaintiff or complainant, then Manager may not commence such legal action or proceeding without first notifying Owner in writing. Owner shall, by written notice to Manager, within five (5) days of the date of such notice, consent to the commencement of such legal action or proceeding or provide Manager with a good faith material basis for not commencing such legal action or proceeding.

5.18.
Accounting Services. Manager shall establish and maintain accounting systems, internal controls, and reporting systems in accordance with the Operating Guidelines that are (i) consistent in all material respects with customary policies and procedures used by Managers' Affiliates engaged in such business and (ii) which comply with all Governmental Requirements and requirements of Gaming Authorities and has obtained all Gaming Authority approvals which Owner or Manager are required to obtain.

5.19.
Bank Accounts. Owner shall establish one or more bank accounts that are necessary for the operation of the Facility at various banking institutions chosen by Manager and reasonably acceptable to Owner (such accounts are hereinafter collectively referred to as the "Bank Accounts"). The accounts shall be in the name of Owner, but, except as provided in the following sentence, Manager's designees shall be the only persons authorized to draw upon the Bank Accounts. If Manager has committed an Event of Default which continues during the term of any applicable cure periods, or if Manager has acted in bad faith with respect to Owner's funds in the Bank Accounts, then Owner shall have the right to assume sole control of the Bank Accounts upon two (2) Business Days' prior written notice to Manager, whereupon the signatures of two (2) members of Owner shall be required to draw upon the Bank Accounts. Manager's designated signatories must be covered by the fidelity insurance described in Section 12.1. The Bank Accounts shall be interest bearing accounts if such accounts are reasonably available and all interest thereon shall be credited to the Bank Accounts. All gross revenues received by Manager from the operations of the Facility shall be deposited in the Bank Accounts and Manager shall pay out of the Bank Accounts, to the extent of the funds therein, from time to time, all Operating Expenses and other amounts required by Manager to perform its obligations under this Agreement. All funds in the Bank Accounts shall be separate from any other funds and Manager may not commingle any of Manager's funds with the funds in the Bank Accounts. Owner shall bear the risk of the insolvency of any financial institution holding such Bank Accounts.

5.20.
Credit. All decisions regarding the granting and collection of credit, if allowed under the Act, shall be governed by the Credit Policy to be developed by Manager and approved by Owner. All credit shall be for the account of and at the sole risk of Owner.

5.21.
Sales Taxes, Etc. If reasonably requested by Owner and agreed to by Manager, Manager shall use its best efforts to comply in all material respects with all applicable Laws with respect to collecting, accounting for and paying to the appropriate Governmental Authorities all applicable excise, sales and use taxes and other similar governmental charges resulting from the operation of the Facility.

5.22.
Emergency Expenditures. Without limiting the generality of this Section 5.22, in the event that a condition exists in, on, or about the Facility of a nature reasonably believed by Manager to be an emergency, including structural repairs, which Manager believes requires immediate repair to preserve and protect the Facility and assure its continued operation or to protect the safety and welfare of the Facility customers, guests or employees, Manager, on behalf of and at the expense of Owner, shall take all reasonable steps and make all reasonable expenditures necessary to repair and correct any such condition, whether or not provisions have been made in the applicable budgets for any such emergency expenditures. Expenditures made by Manager in connection with an emergency shall be paid from the Bank Accounts. Owner shall replenish funds paid from the Bank Accounts with any insurance proceeds received by Owner with respect to such emergency condition or situation, and Owner shall replace any difference between the insurance proceeds and the amount used for such emergency from the Bank Accounts. Manager shall promptly notify Owner of any emergency expenditures made pursuant to this Section 5.22.

5.23.
Expenditures Required for Compliance with Law. Without limiting the generality of this Article VII, if at any time during the Term of this Agreement repairs, additions, changes or corrections in the Facility of any nature shall be required by reason of any Governmental Requirements now or hereafter in force, such repairs, additions, changes or corrections shall be made at the direction of Manager and shall be paid for by Owner. Manager shall inform Owner of the existence of any Governmental Requirements which require expenditures under this Section 5.23 as soon as practicable after learning of such Governmental Requirements and the repairs, additions, changes or corrections which Manager believes are required to be made and the estimated expenditures to be incurred. If compliance with any Governmental Requirements that are the subject of this Section 5.23 will require expenditures which will make the continued operation of the Facility uneconomical to Owner, Owner shall have the right to cease operating the Facility (to the extent the cessation of Facility operations will not result in any material liability to Manager) and in connection therewith, to terminate this Agreement, which termination shall not constitute a Default by Owner hereunder. In the event Owner reopens the Facility or the Casino at a site different from the Site within three hundred sixty-five (365) days after so ceasing operations, Manager shall have the option to be reinstated and resume as Manager in accordance with the terms of this Agreement.

5.24.
Marketing Programs. Manager shall develop a marketing program to implement the marketing plans contained in each Annual Operating Plan. Manager may, at its option, also provide for the Facility, or seek to cause an Affiliate to so provide the following: (i) joint marketing or advertising with similar properties owned or operated by Affiliates of Manager and (ii) major entertainment, sporting events or special attractions sponsored by the Facility. Manager shall use its best efforts to cooperate with Owner in the development of any joint marketing efforts which it determines at its option to provide for the Facility.

5.25.
Limitations on Use of Names and Logos. Owner acknowledges that neither this Agreement nor the exercise of any of Owner's rights in respect of the Facility, shall give Owner any rights to the names "Century", “All Stars”, “Celebrations” or “Legends”.

5.26.
Manager's Expenses. In connection with Manager's obligations under this Agreement and with Owner’s prior approval, Manager may at its option arrange for Century or its Affiliates to provide such reasonable supervisory, accounting, administrative and operational services to Manager as are generally provided by Century or its Affiliates to its other gaming units. Owner shall pay Century (or its Affiliates, as the case may be) a commercially reasonable hourly rate for such services and shall bear the cost of reasonable travel and related expenses for any staff of Century or its Affiliates visiting the Facility for purposes of providing such services to the Facility. Owner shall also have the right, but not any obligation, to consider Winlan (a shareholder in Owner) for certain of such services.

6.	DEFAULT/STEP-IN RIGHTS

6.1.
Default or Event of Default. The occurrence of any one or more of the events described in this Sections 6.1.1. and 6.1.2., which is not cured within the time permitted, shall constitute a default under this Agreement (hereinafter referred to as a "Default" or an "Event of Default") as to the party failing in the performance or effecting the breaching act.

6.2.	Manager's Defaults. Manager shall have committed a "Manager's Default" if Manager shall:

6.2.1.	file a voluntary petition in bankruptcy or insolvency, or a petition for relief or reorganization under any bankruptcy or insolvency law;

6.2.2.	consent to an involuntary petition in bankruptcy;

6.2.3.
assign for the benefit of its creditors all or any substantial part of its assets, or consent to the appointment of a receiver, liquidator, custodian or trustee in bankruptcy for Manager of all or any substantial part of its assets;

6.2.4.
fail to materially perform or materially comply with any of the covenants, agreements, terms or conditions contained in this Agreement applicable to Manager (other than monetary payments) and such failure shall continue for a period of forty-five (45) days after written notice thereof from Owner to Manager specifying in detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, be cured within forty-five (45) days, if Manager fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter;

6.2.5.
take or fail to take any action to the extent required of Manager under this Agreement that creates a default under any Governmental Requirement unless Manager cures such default or breach prior to the expiration of applicable notice, grace and cure periods, if any.

6.2.6.
If the only result of the failure by Manager to act is a monetary loss to Owner which is not otherwise capable of being cured by Manager, then Manager shall not be in Default if Manager reimburses Owner for such losses within thirty (30) Business Days of incurring such loss or otherwise protects Owner against such loss in a manner reasonably acceptable to Owner.

6.3.	Owner's Default. Owner shall have committed an "Owner's Default" if Owner shall:

6.3.1.	file a voluntary petition in bankruptcy or insolvency, or a petition for relief or reorganization under any bankruptcy or insolvency law;

6.3.2.	consent to an involuntary petition in bankruptcy or fail to vacate any order approving an involuntary petition within sixty (60) days from the date of entry thereof;

6.3.3.
have entered against it an order for relief under any bankruptcy code (or any successor statute) or any other order, judgment or decree by any court of competent jurisdiction on the application of a creditor adjudicating such Owner insolvent or approve a petition seeking reorganization or appointing a receiver, trustee, custodian or liquidator of all or a substantial part of Owner's assets, and such order, judgment or decree continues unstayed and in effect for a period of ninety (90) days;

6.3.4.	have appointed for it a receiver or custodian of or for all or a substantial portion of the assets of Owner unless removed within sixty (60) days;

6.3.5.
assign for the benefit of its creditors all or any substantial part of its assets, or the consent to the appointment of a receiver, liquidator, custodian or trustee in bankruptcy for all or any substantial part of its assets;

6.3.6.
fail to make any monetary payment required under this Agreement, including, but not limited to, the Management Fee or Owner's Advances, on or before the due date recited herein and said failure continues for five (5) Business Days after written notice from Manager specifying such failure; or

6.3.7.
fail to perform or materially comply with any of the other covenants, agreements, terms or conditions contained in this Agreement applicable to Owner (other than monetary payments) and such failure shall continue for a period of forty-five (45) days after written notice thereof from Manager to Owner specifying in detail the nature of such failure, or, in the case such failure is of a nature that it cannot, with due diligence and good faith, cure within forty-five (45) days, if Owner fails to proceed promptly and with all due diligence and in good faith to cure the same and thereafter to prosecute the curing of such failure to completion with all due diligence within ninety (90) days thereafter.

6.4.
Delays and Omissions. No delay or omission as to the exercise of any right or power accruing upon any Event of Default shall impair the non-defaulting party's exercise of any right or power or shall be construed to be a waiver of any Event of Default shall impair the non-defaulting party's exercise of any right or power or shall be construed to be a waiver of any Event of Default or acquiescence therein.

6.5.
Owner's Remedies. Upon the occurrence of a Manager's Default, Owner shall be entitled to (i) terminate this Agreement by Owner's written notice of termination to Manager and such termination shall be effective forty-five (45) days after delivery of such notice; (ii) obtain specific performance of Manager's obligations hereunder and injunctive relief; or (iii) exercise Owner's step-in rights as described in Section 6.7 herein.

6.6.
Manager's Remedies. Upon the occurrence of an Owner's Default, Manager shall be entitled to (i) terminate this Agreement by Manager's written notice of termination to Owner, and such termination shall be effective forty-five (45) days after delivery of such notice or such time as a new manager is appointed, whichever is earlier; or (ii) obtain specific performance of Owner's obligations hereunder and injunctive relief. In the event of a termination of this Agreement pursuant to clause (i) of this Section 6.6, Manager shall be entitled to accelerated payment of all of its projected Management Fees for the remainder of the then applicable ten year period this Agreement or thirty six (36) month period following the termination date of this Agreement, whatever is longer, such projected Management Fees to be based on last year’s Management Fee increased by 15% (fifteen percent) per annum. The parties hereby agree that the amount payable as liquidated damages described above is a reasonable estimate of the amount of damages for termination of this Agreement arising out of such Owner Default and the termination of this Agreement and upon payment thereof Manager shall have no further rights, claims or entitlement to damages as a consequence of such termination.

6.7.	Step-In Rights.

6.7.1.
If Owner's funds are available, and Manager fails to pay when due any amount which it is Manager's responsibility to pay from such Owner's funds pursuant to this Agreement, then Owner, after five (5) days' written notice to Manager with respect to any Operating Expense, and with respect to any non-Operating Expense with such notice, if any, as may be reasonable under the circumstances (except in the event that Manager has exposure to potential liability in connection with making such payments in which case Owner shall give Manager five (5) days' written notice), may (but shall not be required to) pay such amounts (including fines, penalty, interest and late payment fees) and take all such action as may be necessary in respect thereof. Manager shall, following such payments by Owner, promptly reimburse Owner from the Bank Accounts to the extent funds are available in the amount which Manager failed to pay when due.

6.7.2.
If Manager fails to take any action which it is Manager's responsibility under this Agreement to take, and the result is to expose Owner to a material loss or Facility patrons to a material risk of physical safety, then Owner, upon five (5) days' written notice to Manager (except in any emergency in which case Owner shall give Manager such notice, if any, as is reasonable under the circumstances), may (but shall not be required to) take such actions as may be necessary to protect Owner's assets from such a material loss and/or to protect the Facility customers. Manager shall, following any payments by Owner made with respect to such actions, promptly reimburse Owner from the Bank Accounts, to the extent funds are available, the amount which Owner has expanded.

6.8.
Remedies Nonexclusive. No remedy granted to either Owner or Manager under Sections 6.5, 6.6 and 6.7, respectively, is intended to be exclusive of any other remedy herein or by General Law provided, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

6.9.
Manager Responsibilities. In the event of termination of this Agreement, Manager will relinquish control of the Bank Accounts. Manager shall make its Senior Staff available to Owner for a period of sixty (60) days at Owner's expense to ensure an orderly and uninterrupted transition of the management of the Facility. Owner shall reimburse Manager for all out-of-pocket expenses, personnel costs and allocated overhead incurred during said sixty (60) day period.

7.	CERTAIN RIGHTS AND RESPONSIBILITIES OF OWNER

7.1.
Owner's Advances. Owner shall advance to Manager on a timely and prompt basis immediately available funds with which to conduct the affairs of and maintain the Facility (hereafter referred to as "Owner's Advances") as set forth in this Agreement and as otherwise provided hereunder.

7.2.
Working Capital. During the Term of this Agreement, within five (5) Business Days after receipt of written notice from Manager, Owner shall fund Owner's Advances adequate to insure that the Working Capital set forth in the applicable Annual Operating Plan as revised pursuant to the provisions of Section 5. is sufficient to support the uninterrupted and efficient ongoing operation of the Facility. The written request for any additional Working Capital shall be submitted by Manager to Owner on a monthly basis based on the Financial Statements and the applicable Annual Operating Plan as revised pursuant to the provisions of Section 5.9.

7.3.	Payment of Expenses. Manager shall pay from Net Gaming Proceeds the following items in the order of priority listed below, subject to the General Laws, on or before their applicable due date:

7.3.1.	Operating Expenses (including the Management Fee), expenditures permitted pursuant to Sections 5.22 and 5.23, and other payments due under the Purchase; and

7.3.2.	If applicable, payments due on any Purchase or other financing arrangements relating to the FF&E, and any other expenditures permitted by any Annual Operating Plan; and

7.3.3.
If applicable, any other taxes, expenses or fees which Owner is obligated to pay out of Net Gaming Proceeds by contract and Owner has asked Manager to administer such payments (as long as such contract has been brought to the attention of Manager) or under law.

7.3.4.
Manager's responsibility to make any of the foregoing payments is subject to and conditioned upon Owner making available funds sufficient to make such payments from Net Gaming Proceeds or otherwise in the order set forth above. Owner shall have the right to elect to pay directly (rather than have Manager pay) rental, fees and other payments due under the Purchase, or debt service, upon five (5) days' written notice to Manager and in such event Manager shall disburse to Owner from gross revenues (subject to the prior payment of expenses listed in clause (i) above) funds in such amounts and at such times as may be necessary to pay such expenses on or before the date such expenses are due, subject to various Casino Bankroll and Working Capital requirements and the availability of such funds otherwise. Owner shall timely make all payments under this Section 7.3.4 where Owner has requested the right to make such payments directly and if Owner fails to make such payments, Owner's right to make such payments directly shall cease until Owner has brought all such obligations current. Nothing in this Section 7.3.4 shall be deemed to relieve Owner from its obligations to pay Management Fees in a timely manner in accordance with Article IV or to comply with the time requirements set forth in Articles IV and VIII or to pay any other obligation of Owner under this Agreement. Notwithstanding anything to the contrary in this Agreement, Manager shall have the right to offset any amounts due from Manager, if any, under this Agreement against any unpaid Management Fee.

7.4.
Optional Funding by Manager. In the event Owner fails to fund any Owner's Advance within the specific time period set forth in this Article 7 or make any other payment required to be made by Owner hereunder, or if sums are required prior to such time as Owner is obligated to advance the same, Manager may, at its sole option, upon five (5) days' written notice to Owner, without assuming any liability for the payment of any account, advance the amount required, or any portion thereof, on behalf of Owner. The amount advanced and paid on behalf of Owner ("Manager's Advances") shall be reimbursed on demand and shall bear interest at the Default Rate until Manager is reimbursed in full, including all accrued interest. The funding of any Manager's Advance does not in any manner waive any rights or remedies granted to Manager under the terms of this Agreement, including the right to declare Owner in Default as provided in Article 6 and to proceed with any remedies granted under Article 6.

7.5.
Cooperation of Owner and Manager. Owner and Manager shall cooperate fully with each other during the Term of this Agreement to facilitate the performance by Manager of Manager's obligations and responsibilities set forth in this Agreement and to procure and maintain all Construction and Operating Permits. Owner shall provide Manager with such information pertaining to the Purchase, Governmental Requirements and the Facility necessary to the performance by Manager of its obligations hereunder as may be reasonably and specifically requested by Manager from time to time.

8.	LICENSE PROTECTION

8.1.
Owner Denial. If at any time (i) either Owner or any Person owning any partnership interest or any of the issued and outstanding stock of (or beneficial interest in) either Owner or an Affiliate of Owner, or a partner, limited partner, officer or director of either is (x) denied a license, found unsuitable, or is denied any other Approval with respect to the Facility or any other gaming operation anywhere by a Gaming Authority because of such Person's misconduct or association with any other Person who is reputed to be controlled by Persons known to be engaged in criminal activities, or (y) is required by any Gaming Authority to apply for an Approval and does not apply within any required time limit (including extensions, if any), wrongfully withdraws any application for Approval, and if the result of the foregoing has or would have an adverse affect on Manager or any Affiliate of Manager with respect to its operation, or ownership of a casino under any Gaming Authority or does or would materially delay obtaining any Approval affecting Manager or any Affiliate of Manager, or (ii) any Gaming Authority commences any suit or proceeding against either Manager or an Affiliate or to terminate or deny any right or Approval of Manager or any Affiliate because of a final determination of unsuitability or similar finding concerning Owner, any Affiliate of Owner or any Person owning a beneficial interest in Owner or an Affiliate of Owner or (iii) the compliance committee of Manager reasonably determines that Owner, or any Person owning any partnership interest or any of the issued and outstanding stock of (or beneficial interest in) Owner or an Affiliate of Owner may jeopardize Approvals held by Manager or its Affiliates, or the current status of Manager or its Affiliates with any Gaming Authority (all of the foregoing events described in clauses (i)-(iii) above are collectively referred to as an "Owner Denial"), said Owner Denial shall be a Default and shall entitle Manager to its remedies under Article VIII. Said Owner Denial shall not be an Event of Default, however, providing Owner ends such association within such period of time, if any, as the Gaming Authority and/or Manager’s compliance committee gives for terminating such association. Owner and all Persons associated with Owner shall promptly, and in all events within any time limit established by Law or such Gaming Authority, furnish each Gaming Authority any information requested by such Gaming Authority and shall otherwise fully cooperate with all Gaming Authorities including any required inspections.

8.2.
Manager's South Africa Licensing. Manager shall apply for and pursue all Manager Operating Permits or licenses, and use best efforts to assist Owner in obtaining Owner Operating Permits or licenses, as expeditiously as possible. Manager shall not be obligated to accept any conditions to obtain any Manager Operating Permit which imposes any liabilities, financial obligations or performance obligations not required by this Agreement.

8.3.
Manager Denial. If at any time (i) either Manager, any Affiliate of Manager or any Person associated in any way with Manager is denied a license, found unsuitable, or is denied any other Approval with respect to the Facility or any other gaming operation by a Gaming Authority or is required by any Gaming Authority to apply for an Approval and does not apply within any required time limit (including extensions, if any), wrongfully withdraws any application for Approval, and if the result of the foregoing has or would have an adverse effect on Owner or any Affiliate of Owner or any officer or director of Owner or its Affiliates with respect to such person's or its operation of a casino under any Gaming Authority, or does or would materially delay obtaining any Approval affecting Owner or any Affiliate of Owner, or (ii) any Gaming Authority commences any suit or proceeding against either Owner or any Affiliate because of a final determination of unsuitability or similar finding concerning Manager, any Affiliate of Manager or any Person owning a beneficial interest in Manager (all of the foregoing events described in clauses (i) and (ii) above are collectively referred to as a "Manager Denial"), said Manager Denial shall entitle Owner to terminate this Agreement. If Owner exercises its right to terminate this Agreement pursuant to this Section 8.3 solely as the result of an association of Manager or any Person associated with Manager, this Agreement shall not terminate if Manager ends such association within such period of time, if any, as the Gaming Authority gives for terminating such association. Manager and all Persons associated with Manager shall promptly, and in all events within any time limit established by General Law or such Gaming Authority, furnish each Gaming Authority any information requested by such Gaming Authority including any required inspections. The purpose of this Section 8.3 is solely to protect existing licenses of Owner and Owner's Affiliates and of their respective officers and directors. This Section 8.3 does not apply to any event described above that does not jeopardize the continued viability of such licenses. Any Manager Denial that is attributable in whole or in part to the acts or omissions of Owner shall not entitle Owner to terminate this Agreement.

8.4.
Owner's South Africa Licensing.  Owner shall timely obtain and maintain any Owner Operating Permits the responsibility for the maintenance of which Owner has not requested of Manager pursuant to this Agreement.

9.	OWNER'S COVENANTS AND REPRESENTATIONS

Owner makes the following covenants and representations to Manager, which representations and covenants shall, unless otherwise stated herein, survive the execution and delivery of this Agreement and the Opening Date and shall continue to be true during the Term of this Agreement

9.1.
Corporate Status. Owner is a company duly organized, validly existing, and in good standing under the laws of South Africa and has full corporate power to enter into this Agreement and execute all documents required hereunder.

9.2.
Authorization. The making, execution, delivery and performance of this Agreement by Owner has been duly authorized and approved by all requisite action of the Board of Directors of Owner, and this Agreement has been duly executed and delivered by Owner and constitutes a valid and binding obligation of Owner, enforceable in accordance with its terms.

9.3.
Other Agreements. Neither the execution and delivery of this Agreement by Owner nor Owner's performance of its obligations hereunder will result in a violation or breach of, or constitute a default with respect to or accelerate the performance required under any other agreement or obligation to which Owner is a party or is otherwise bound or to which the Facility or any part thereof is subject, and will not constitute a violation of any General Law to which Owner or the Facility is subject.

9.4.
Documentation. If necessary to carry out the intent of this Agreement, Owner agrees to execute and provide to Manager, on or after the date hereof, any and all other instruments, documents and agreements necessary to make this Agreement fully and legally effective, binding and enforceable between the parties hereto and as against third parties.

9.5.
Related Contracts. Owner shall cause the timely payment and performance of all its obligations under the Purchase, loan documents and all other contracts related to the development and operation of the Facility other than such responsibilities as are imposed upon Manager pursuant to this Agreement; provided, however, that Owner shall fund all such obligations to the extent gross revenues are sufficient therefore.

10.	MANAGER'S COVENANTS AND REPRESENTATIONS

Manager makes the following covenants and representations to Owner, which covenants and representations shall, unless otherwise stated herein, survive the execution and delivery of this Agreement and the Opening Date and continue to be true during the Term of this Agreement.

10.1.	Corporate Status. Manager is a corporation duly organized, validly existing, and in good standing with full corporate power to enter into this Agreement and execute all documents required hereunder.

10.2.
Authorization. The making, execution, delivery and performance of this Agreement by Manager has been duly authorized and approved by all requisite action of the Board of Directors of Manager, and this Agreement has been duly executed and delivered by Manager and constitutes a valid and binding obligation of Manager, enforceable in accordance with its terms.

10.3.
Other Agreements. Neither the execution and delivery of this Agreement by Manager nor Manager's performance of its obligations hereunder will result in a violation or breach of, or constitute a default with respect to or accelerate the performance required under any other agreement or obligation to which Manager is a party or is otherwise bound and will not constitute a violation of any General Law to which Manager is subject.

10.4.
Documentation. If necessary to carry out the intent of this Agreement, Manager agrees to execute and provide to Owner, on or after the date hereof, any and all other instruments, documents and agreements that may be necessary to make this Agreement fully and legally effective, binding and enforceable between the parties hereto and against third parties.

11.	UNAVOIDABLE DELAYS

The provisions of this Article 11 shall be applicable if there shall occur during the Term of this Agreement any (i) strike(s), lockout(s) or labor dispute(s), (ii) inability to obtain labor or materials, or reasonable substitutes therefor, (iii) acts of God, governmental restrictions, regulations or controls, enemy or hostile governmental action, civil commotion, fire or other casualty, (iv) delay attributable to the failure to obtain any Construction Permit, Operating Permit or any Approval of any Governmental Authority for reasons that are not the fault of or beyond the reasonable control of the party obligated, or (v) other conditions similar to those enumerated in this Article 11 beyond the reasonable control of the party obligated to perform (collectively referred to as "Unavoidable Delay"). If Manager or Owner shall, as the result of any Unavoidable Delay fail punctually to perform any obligation on its part under this Agreement, then, upon written notice to the other within five (5) Business Days of such event, such failure shall be excused and not be a breach of this Agreement by the party claiming an Unavoidable Delay, but only to the extent occasioned by such event. If any right or option of either party to take any action under or with respect to the Term of this Agreement is conditioned upon the same being exercised within any prescribed period of time or at or before a named date, then such prescribed period of time or such named date shall be deemed to be extended or delayed, as the case may be, upon written notice, as provided above, for a time equal to the period of the Unavoidable Delay. Notwithstanding anything contained herein to the contrary, the provisions of this Article 11 shall not be applicable to the time periods for satisfying Manager's or Owner's obligation to make any payments to the other pursuant to the terms of this Agreement nor shall this Article operate to extend any time period set forth in Article 8.

12.	INSURANCE

12.1.	Operating Insurance.

12.1.1.	Owner shall procure all insurance coverage deemed necessary and adequate by Manager (the "Required Coverage").

12.1.2.	The premiums for all insurance obtained in accordance with this Section 12.1 shall be Operating Expenses.

12.1.3.	Manager shall be required to provide the following:

12.1.3.1.	Prompt reporting of any incident or potential claim on or about the premises;
12.1.3.2.	Assist and cooperate in the adjustment of all claims;
12.1.3.3.	Implementation and monitoring of all loss control practices as required by Owner or various insurance companies; and
12.1.3.4.	Advise Owner of any unsafe conditions or hazards brought to the attention of Manager during the Term of this Agreement.

12.2.
Other Insurance. Owner shall procure and maintain at all times during the Term of this Agreement insurance (subject to reasonable deductible amounts as determined by Manager and as available and consistent with market conditions) protecting the real and personal property of the Facility against fire, with all risks coverage against fire, with all risk coverage against other perils, including vandalism, malicious mischief, flood, hurricane, tornado, earthquake, lightning, aircraft and explosion, and also including boiler and machinery and business interruption with ordinary payroll coverage and such other insurance as is required by the Purchase or the loan documents (excluding, however, insurance described in Section 12.3) or commonly or prudently maintained by owners of similar properties similarly used, in the full replacement value at an agreed amount, including cost of debris removal and increased cost of construction ("Property Insurance"). Owner shall obtain builder's risk and workman's compensation, commercial general liability and automobile liability coverage during all construction. Owner shall also obtain all insurance necessary to insure the Facility as provided for in the Management Agreement. Owner shall also procure such additional kinds of coverage that Manager determines shall be reasonable and prudent with respect to the Facility or as reasonably required by lender(s) or the terms of the Purchase.

12.3.
Parties to be Covered by Insurance; Location of Policies. All policies of insurance procured pursuant to Sections 12.1, 12.2 and any Governmental Requirements shall name Manager (and, if such insurance is procured by Century, Owner) as an additional insured by policy endorsement where permitted by the terms and conditions of the various policies but in all events with respect to all liability insurance. All policies shall name such other parties as may be required by the loan documents, the Purchase and any Governmental Requirements as the insured persons thereunder, as their respective interests may appear, and shall provide that they shall not be canceled, modified or denied renewal without at least thirty (30) days prior written notice (or such longer period as is required by Law) to each party that is a named or additional insured thereunder. Owner shall not be required to cause any Person other than those Persons required to be named pursuant to this Section 12.3 to be insured by any insurance policy until thirty (30) days after Owner has received notice of such Person's interest.

12.4.
Rights of Manager and Owner to Receive Information on Insurance Matters. Owner and Manager shall furnish each other with certificates of insurance, evidencing that the insurance required herein has been procured, no later than thirty (30) days after the approval of the Development Plan. Any binder issued as interim proof must be replaced within thirty (30) days of issuance with a certificate of insurance indicating a policy number.

12.5.
Termination of Agreement. In the event of the termination of this Agreement for any reason, Owner shall, at Owner's sole cost and expense, continue to name Manager as an additional insured on the liability insurance coverage required by this Agreement following the date of the termination of this Agreement, provided that Owner's obligations under this sentence are subject to the availability of such coverage from the existing insurance carrier. Owner shall provide Manager with evidence of the foregoing coverages following the date of the termination of this Agreement by the delivery of certificates of insurance evidencing the current in place coverage, together with such other information as may be reasonably requested, from time to time, by Manager.

12.6.
Other Insurance Requirements. All the insurance required under this Agreement shall be issued by insurance companies authorized to do business in South Africa with a financial rating of at least an A- status as rated in the most recent edition of Best Insurance Reports, or an equivalent rating by a responsible company providing similar services if Best Insurance Reports ceases to be regularly published.

13.	DAMAGE AND CONDEMNATION

13.1.	Minor Casualty. In the event of a Minor Casualty, Manager shall repair any damage or destruction at Owner's sole cost and expense.

13.2.
Major Casualty. Major Condemnation. In the event of a Major Casualty or a Major Condemnation, this Agreement shall remain in full force and effect if the Casino or the Facility is repaired or restored within one (1) year from the date of the Major Casualty or the Major Condemnation. If not repaired or restored within one year, Owner shall pay to Manager the greater of a sum equivalent to five percent (5%) of all insurance monies received or the projected Management Fees for the remainder of this Agreement. Such projected Management Fees shall be equal to the last year’s Management Fee increased by 15% (fifteen percent) per annum.

13.3.
Minor Condemnation. In the event a Minor Condemnation occurs, this Agreement shall not terminate and Owner shall use the award to repair and restore the Facility, including, without limitation, to the extent required under the Purchase or the loan documents. Manager may separately claim for, prove and receive an award for any separately compensable rights of Manager that are taken in any such condemnation action.

14.	INDEMNIFICATION

14.1.
Owner Indemnity. Owner hereby covenants and agrees to indemnify, save, and defend, at Owner's sole cost and expense, and hold harmless, Manager and its officers, directors and Affiliates (collectively, "Owner Indemnitees"), from and against the full amount of any and all Losses. The term "Losses" shall include, but not be limited to, any and all liabilities, claims, suits, administrative proceedings, losses, damages or costs, which may be asserted against an Owner Indemnitee arising from, or relating to the financing, construction or operation of the Facility and shall include expenses of defense including, without limitation, attorneys' fees. Each Owner Indemnitee will promptly notify Owner of such action, suit or proceeding which relates to any matter covered by the indemnity in this Section 14.1.

14.2.
Manager Indemnity. Manager hereby covenants and agrees to indemnify, save and defend, at Manager's sole cost and expense, and hold harmless, Owner and its officers and directors (collectively, "Manager Indemnitees") from and against liabilities, claims, losses, damages, costs or expenses that may be asserted against a Manager Indemnitee solely arising from or relating to the gross negligence, criminal misconduct or fraud of Manager in breach of any of its duties and obligations under this Agreement. Owner will promptly notify Manager of such action, suit or proceeding which relates to any matter covered by the indemnity in this Section 14.2.

14.3.
Special Environmental Indemnity. Owner agrees to indemnify, defend, reimburse and hold harmless Manager from and against any and all Environmental Damages arising from the presence of Hazardous Materials upon, about or beneath the Site, or migrating to or from same, or arising in any manner whatsoever out of the violation of any Environmental Requirements pertaining to the Site, whether or not arising out of Manager's negligence, or the breach of any warranty or covenant or the inaccuracy of any representation of Owner contained in this Agreement.

14.4.
Legal Fees, Etc.; Procedures. Each indemnitor under this Article 14 shall reimburse each indemnitee for any legal fees and costs, including reasonable attorneys' fees and other litigation or proceeding expenses, even if the claim is groundless, false, or fraudulent, reasonably incurred by such indemnitee in connection with investigating or defending against Losses with respect to which indemnity is provided hereunder; provided, however, that an indemnitor shall not be required to indemnify an indemnitee for any payment made by such indemnitee to any claimant in settlement of Losses unless such settlement has been previously approved by the indemnitor. If Losses are asserted, or if any action or suit is commenced with respect thereto, for which indemnity may be sought against an indemnitor hereunder, the indemnitee shall notify the indemnitor in writing within ten (10) days after the indemnitee shall have had actual knowledge of the assertion or commencement of the Losses or a claim which could give rise to Losses, which notice shall specify in reasonable detail the matter for which indemnity may be sought. The indemnitor shall have the right, upon notice to the indemnitee given within thirty (30) days following its receipt of the indemnitee's notice (or shorter period if such notice specifies such shorter period and provides reasonable reason therefor), to take primary responsibility for the prosecution, defense or settlement of such matter, including the employment of counsel chosen by the indemnitor with the approval of the indemnitee, which approval shall not be unreasonably withheld or delayed, and payment of expenses in connection therewith. The indemnitee shall provide, without cost to the indemnitor, all relevant records and information reasonably required by the indemnitor for such prosecution, defense or settlement and shall cooperate with the indemnitor to the fullest extent possible. The indemnitee shall have the right to employ its own counsel in any such matter with respect to which the indemnitor has elected to take primary responsibility for prosecution (without regard to Section 5.17), defense or settlement, but the fees and expenses of such counsel shall be the expense of the indemnitee except when indemnitee has engaged its own counsel due to a conflict of interest between indemnitor's and indemnitee's interests in which case such fees and expenses shall be paid in accordance with this Section 14.4.

15.	RELATIONSHIP, AUTHORITY AND FURTHER ACTIONS

15.1.
No Joint Venture or Ownership. Nothing contained in this Agreement nor any acts of the parties shall be deemed or construed by the parties or by any third party as (i) creating the relationship of a partnership or joint venture between the parties to this Agreement, or (ii) creating or vesting any right, title, interest, estate, equity participation or beneficial ownership interest in favor of Manager in or to the Facility except the contractual rights created in Manager by this Agreement. Neither any provisions contained herein nor any acts of the parties shall be deemed to create any relationship between the parties other than the relationship of Owner and Manager, as provided in this Agreement.

15.2.
Manager Affiliates. The parent of Manager and/or other Affiliates of Manager may provide service to, provide loans and funds to, negotiate for, provide personnel to, and, from time to time take actions on behalf of or for the benefit of Manager by direct dealings with Owner or those acting for it. The parent corporation(s) or Affiliates of Manager shall not be liable to Owner for obligations or liabilities of Manager.

15.3.	Arbitration.

15.3.1.
If a dispute occurs between the parties concerning any matter relating to the budget, expenses or calculation of any amount under this Agreement, the disputing party shall promptly advise the other party and the parties together shall use all reasonable efforts to resolve the dispute.

15.3.2.
If the parties are unable to resolve the dispute informally within five (5) Business Days, of one party advising the other of the dispute under Section 15.3.1, or such other time period as may be mutually agreed, the dispute shall be resolved as follows:

15.3.2.1.	the disputing party shall give to the other party written particulars of the complaint, which particulars shall include the following:
15.3.2.1.1.	a detailed description of the nature of the complaint;
15.3.2.1.2.	a list of the relevant provisions of the Agreement; and
15.3.2.1.3.	an evaluation by the disputing party of the matters in dispute;

15.3.2.2.	if the other party accepts the position of the disputing party, the parties shall enter into a written agreement to reflect the resolution;

15.3.2.3.
if the other party rejects the position of the disputing party and/or if the dispute is not resolved within fifteen (15) Business Days of the disputing party giving the other party written particulars of the complaint as provided in Section 15.3.2.1 or such other time period as may be mutually agreed, then the parties shall proceed to arbitration. The arbitration proceedings shall be conducted in accordance with the provisions of the Arbitration Act, No. 42 of 1965 (as amended or replaced from time to time), save that the proceedings shall be held on an informal basis, it being the intention that a decision should be reached as expeditiously and as inexpensively as possible. The arbitrator shall have the fullest and freest discretion to determine the procedure to be adopted, it being the intention that, if possible, the arbitration shall be held and concluded within twenty-one (21) Business Days after the referral to arbitration was made. The arbitrator shall be a senior partner or director of the chartered accountancy firm which is the auditor of the Owner appointed by that firm. The parties irrevocably agree that the decision of the arbitrator in the arbitration proceedings shall be final and binding on each of them and may, if required by either party, be made an order of any court of competent jurisdiction.

16.	MISCELLANEOUS

16.1.
Notices. All notices, demands, consents, requests, approvals, and other communications required or permitted hereunder shall be in writing and shall be deemed effective only upon delivery (whether receipt is accepted or refused) at the addresses set forth below (or at such other addresses as shall be given in writing by any party to the others in accordance with this Section 16.1). Notices may be delivered by hand, registered or certified mail, return receipt requested, or bonded private courier service.

16.1.1.	If to Owner: Khulani House - 1 Sinemba Place
Umhanga Rocks 4032
                            V. Reddy

16.1.2.	with a copy to: Steff Franki and Associates
 16 Old Main Road
 Gillitts - 3603

16.1.3.	If to Manager: Century Casinos Africa (Pty) Limited
                  Attn:
                  1 Thibault Square, 20th Floor
  Cape Town

16.1.4.	with a copy to: Century Casinos Europe GmbH
                    Wipplingerstrasse 30, 3.Stock
1010 Vienna, Austria

16.2.
Governing Law. This Agreement shall be governed by the laws of South Africa, without giving effect to the principles of conflicts of law. Not-with-standing the foregoing, this Agreement shall be deemed to include all provisions required by the Act, and shall be conditioned upon the approval of the Gaming Commission and the Enforcement Division. To the extent that any term or provision contained in this Agreement shall be inconsistent with the Act, the provisions of the Act shall govern. All provisions of the Act, to the extent required by law to be included in this Agreement, are incorporated herein by reference as if fully restated in this Agreement. The forum for any actions between Owner and Manager will be a court of competent jurisdiction in the Province where the Facility is located.

16.3.
Limitations on Rights of Third Parties. Except as otherwise set forth herein, nothing in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto and their respective successors, any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby. Provisions herein referring to Century or its Affiliates are included herein for the benefit of such Persons.

16.4.
Assignments. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns but will not be assignable or delegable by any party without the prior written consent of the other party; provided, however, that nothing in this Agreement is intended to limit Manager's ability to assign its rights or delegate its responsibilities under this Agreement to any directly or indirectly controlled Affiliate of Manager, in which case Owner needs to be notified.

16.5.
Unenforceability. If any provision herein shall be held invalid or unenforceable, such provision shall not affect the validity or enforceability of any other provisions hereof, all of which other provisions shall, in such case, remain in full force and effect.

16.6.
Entire Agreement and Amendments. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all other oral or written agreements between the parties. This Agreement may not be amended, modified, altered or waived, in whole or in part, except by a subsequent writing signed by each of the parties hereto. No amendments may be made to this Agreement without the approval of the Gaming Commission.

16.7.	Limitation on Damages. Neither party shall be liable to the other party for any consequential damages resulting from a breach hereof.

16.8.
Confidentiality. Except as otherwise set forth in Article X, both parties shall maintain confidentiality with respect to material developments in the course of development and operation of the Facility subject to Governmental Requirements and General Law. Except as required by any General Law (including, without limitation, federal securities exchange and stock exchange or NASD requirements) and Gaming Authorities, material confidential information shall only be made available to such of a party's employees and consultants as are required to have access to the same in order for the recipient party to adequately use such information for the purposes for which it was furnished. Any Person to whom such information is disclosed shall be informed of its confidential nature and shall agree to keep it confidential as provided herein. Information provided by one party to the other shall be presumed confidential unless the information is (i) published or in the public domain other than as a result of any action by the recipient thereof, (ii) disclosed to the recipient by a third party or (iii) presented to the recipient under circumstances which clearly and directly indicate the delivering party does not intend such information to be confidential.

16.9.
Securities Law Requirements. Owner acknowledges that Century’s parent company, Century Casinos, Inc. is a publicly held company and that trading in its securities based on non-public information or unauthorized disclosure or other use of material developments could expose Manager and Owner to significant penalties. Owner shall take appropriate precautions to inform its employees and independent contractors of such requirements. In the event Owner or any Affiliate of Owner becomes a publicly-held company, Manager shall take appropriate precautions to inform its employees and independent contractors that trading in the securities of Owner or such Affiliate based on non-public information or unauthorized disclosure or other use of material developments could expose Owner and Manager to significant penalties.

16.10.
Payment of Fees. In the event of litigation or arbitration of any dispute or controversy arising from, in, under or concerning this Agreement and any amendments hereof, including, without limiting the generality of the foregoing, any claimed breach hereof, any suit for accounting, or action for dissolution, the prevailing party in such action or arbitration shall be entitled to recover from the other party in such action or arbitration, such sum as the court or arbitrator shall fix as reasonable attorneys' fees and expenses incurred by such prevailing party.

16.11.
No Waiver of Default. No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by the other of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by the other party of the same or any other obligations of such party hereunder. Failure on the part of any party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by any such party of its rights hereunder.

16.12.	Counterparts. This Agreement may be execute in any number of counterparts, all of which, when taken together, shall constitute one and the same instrument.

16.13.
Future Deliveries. Each party will, from time to time, execute and deliver such further instruments and do such further acts and things as may be reasonably requested by any other party to carry out the intent and purposes of this Agreement.

16.14.
Computation of Time. In the computation of any period of time provided for in this Agreement, the day of the act or event from which said period of time runs shall be excluded, and the last day of such period shall be included unless it is a Saturday, Sunday, or national United States or South African holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or national United States or South African holiday. As used in this Agreement "Business Day" for any party shall be a day which is not a Saturday, Sunday or national United States or South African holiday.

16.15.
First Right of Refusal.During the term of this Agreement, so long as no events of default by Manager have occurred, Owner shall grant Manager the first right of refusal on all of its and/or its Affiliates’ future gaming casino projects. Such right shall be on terms similar to those outlined in this Agreement. Manager shall have sixty (60) days upon receipt of notice from Owner to either accept or reject an offer to act as manager of Owner's and/or Owner’s Affiliates’ future gaming casino project(s).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

FOR BALELE LEISURE (PTY) LTD:

By:       _/s/ V. Reddy ___________________       Witness:      __/s/ C. dos Santos    _
a duly authorized signatory                 Print name:  __C. dos Santos_____
Position:    Chairman
Print name: V. Reddy

FOR CENTURY CASINOS AFRICA (PTY) LTD:

By:__/s/ Christian Gernert_______________       Witness:      /s/ Clint Jackson______
a duly authorized signatory                 Print name: _Clint Jackson_______
Position:                  Director
Print name: Christian Gernert